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Exhibit 10.27

EXECUTIVE EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is executed as of the 28th day of March 2002, by and between KEVIN B. SCHATZLE, an individual ("Employee"), EN POINTE TECHNOLOGIES SALES, INC., a Delaware corporation (the "Company"), with reference to the following facts:

        A.    Employee is an individual possessing unique management and executive talents of value to the Company.

        B.    The Company desires to engage Employee as the Senior Vice President of Sales of the Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

AGREEMENT

        In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

        1.    Term.    The Company hereby engages Employee to perform his duties and render the services set forth in Section 2 for a period commencing on March 18, 2002 (the "Hire Date") and ending on March 17, 2003, (the "Employment Period") and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary prior to expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of the Employment Period on a month-to-month basis.

        2.    Duties.

          2.1.    Senior Vice President of Sales:    Performing executive work of importance to the Company, with the primary focus being the profitable management and profitable growth of the Company. During the Employment Period, Employee shall devote his full business time and attention to performing his duties as Senior Vice President of Sales of the Company. He shall: 1) continue to build and supervise sales teams to profitably sell the company's products and services to customers of the Company; 2) manage the overall direction, coordination, and evaluation of the Company's sales teams to achieve or exceed both the gross margin and gross revenue targets of the Company; 3) assist the Chief Executive Officer in formulating and administering Company policies; 4) obtain profitable sales at the branches (including the headquarters branch) and virtual branches through supervision and direction of sales management; 5) review and analyze the activities, costs, operations of the branches (including the headquarters branch) and virtual branches to define and to track their progress toward achieving their goals and objectives; 6) carry out supervisory responsibilities in accordance with Company policies, and applicable laws; 7) interview, hire and train sales managers and staff; 8) plan, assign and direct the work of sales managers and staff, appraise their performance, reward and discipline them, and address their complaints; 9) open new branches as necessary; 10) submit all required documentation in a timely manner. The above description of duties in non-exhaustive. Employee shall work out of the Company's headquarters and shall report to a manager designated by the Company's Chief Executive Officer ("CEO").

          2.2.  Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and to its stockholders to eliminate the position of Senior Vice President-Sales of this Company or to appoint a different person as such officer of this Company.

  The parties agree however, that any such elimination or replacement of Employee by the Company, other than pursuant to Section 4 or Section 7.1 or 7.2.1 or 7.3.1 hereof, shall constitute a termination of Employee's employment hereunder by the Company without cause.

        3.    Company Policies.    Employee will be subject to and agrees to adhere to all of Company's policies which are generally applicable to En Pointe's employees, including but not limited to, all policies relating to standards of conduct, conflicts of interest and compliance with the Company's rules and obligations. To the extent there is a conflict between the terms of a general Company policy and a term of this Agreement, the specific term of the Agreement shall govern.

        4.    Change of Control.    Notwithstanding the terms of Section 2 above, if the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the form of Parent's Stock Option Agreement, a copy of which shall be made available upon Employee's written request), this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and in such case shall bear a suitable title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 8.2(iii).

        5.    Conflict of Interest.

          5.1.  Employee agrees that during the course of his employment, he will not, directly or indirectly, compete with En Pointe Technologies in any way, nor will Employee act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which En Pointe Technologies is now engaged or in which En Pointe Technologies becomes engaged during the term of your employment. Any apparent conflict of interest must be disclosed to the En Pointe Technologies Vice President-Human Resources for evaluation either at time of employment or at the time that a conflict becomes known or suspected.

          5.2.  Employee agrees that during the term of employment and for a period forever thereafter, Employee will not, directly or indirectly, compete unfairly or illegally with the Company in any way, or usurp any Company opportunity in any way. "Unfair" or "illegal" competition prohibited under this Section 5 includes—but is not limited—to:

            5.2.1.    Misleading advertising, use of En Pointe's publicity in a misleading manner, interfering with the business of En Pointe Technologies, misuse of confidential information belonging to En Pointe Technologies, and wrongful appropriation of any En Pointe Technologies trade secrets.

            5.2.2.    Soliciting En Pointe Technologies' clients, vendors or customers with confidential information obtained from En Pointe Technologies.

            5.2.3.    Soliciting clients, vendors or customers from any trade secret list of En Pointe Technologies customers.

            5.2.4.    Breach of an employment covenant not to use En Pointe's trade secrets to compete.

            5.2.5.    Use of deceptive or unfair methods to induce En Pointe Technologies' employees to leave.

            5.2.6.    Divulging confidential matters or trade secrets to a competitor—or others—after termination of employment.

          5.3.  Employee further agrees that during the term of employment and for a period of six (6) months thereafter, he shall not:

            5.3.1.    Lawfully compete with En Pointe Technologies in the state in which he was employed.

            5.3.2.    Contact, solicit or cause to be contacted or solicited, by telephone, fax, letter, visit, mailer or any other communication medium, any client of En Pointe Technologies with which Employee had contact during his employment.

          5.4.  Employee also agrees that during the term of employment and for a period of six (6) months thereafter, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another:

            5.4.1.    Offer employment or a consulting agreement to any Company employee.

            5.4.2.    Actually employ or grant a consulting assignment to a Company employee.

            5.4.3.    Contact or solicit any of Company's clients to do business with any other entity other than the Company.

        6.    Compensation.    As compensation for his services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:

          6.1.    Base Salary.    Employee's base salary shall be $150,000.00 per year, paid semi-monthly and in accordance with such Company payroll practices as are in effect from time to time, and subject to such withholding as is required by law.

            6.1.1.    As used in this Agreement, "pre-tax net income" shall mean positive pre-tax income of the Company (after including the accrued cost of any bonuses paid to Company executives under this Section 6).

          6.2.    Bonus.    Employee shall be eligible for quarterly bonus at the sole discretion of the Company's CEO and Board of Directors. Any quarterly bonus considered under this Agreement shall be further subject to the condition that the Company's cumulative pre-tax net income (as defined in Section 6.1.1 above) is positive at time of bonus consideration. The CEO may elect to waive the aforementioned profitability requirement for bonus in any given quarter; however, any such waiver shall be in writing and further subject to Section 10.4 of this Agreement. If any bonus is declared or paid, it shall be subject to such withholding as is required by law.

          6.3.    Benefits.

            6.3.1.    Vacation.    Employee shall be entitled to vacation time as he has accrued each pay period since his date of hire, less any vacation taken, at the rate of 6.67 hours accrued per pay period (24 pay periods per year), subject to a 160 hour per year maximum accrual per year. In the event Employee does not use such vacation, he shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated as having accrued at the applicable base salary at time of termination. However, Employee shall endeavor to take vacation time in the year in which it is allocated to him.

            6.3.2.    Business Expenses.    The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company and in compliance with procedures established from time to time by the Company.

            6.3.3.    Other Benefits.    Company shall provide Employee with other such employment benefits—such as 401(k) participation, medical insurance and disability insurance—on the terms and to the extent generally provided by the Company to its employees.

            6.3.4.    Stock Options.    Although no stock options are offered or granted under this Agreement, it does not alter or negate any Stock Option provisions made in prior agreements between this Employee and the Company.

            6.3.5.    Other Persons.    The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this Agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.

        7.    Termination.

          7.1.    Termination by Reason of Death or Disability.    The Employment Period shall terminate upon the death or permanent disability (as defined below) of Employee.

          7.2.    Termination by Company.

            7.2.1.    The Company may terminate the Employment Period for "cause" by written notice to Employee.

            7.2.2.    The Company may terminate the Employment Period for any other reason, with or without cause, by written notice to Employee.

          7.3.    Termination by Employee.

            7.3.1.    Employee may terminate the Employment Period for "good reason" at any time by written notice to the Company.

            7.3.2.    Employee may terminate the Employment Period for any other reason by written notice to the Company.

        8.    Certain Definitions.    For purposes of this Agreement:

          8.1.  The term "cause" shall mean those acts identified in Section 2924 of the California Labor Code, as that section exists on the date of this Agreement, to wit, any willful breach of duty by the Employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

          8.2.  The term "good reason" shall mean the occurrence of one or more of the following events without the Employee's express written consent; (i) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced; or, (iii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

          8.3.  The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Company on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employee absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on an unpaid disability leave of absence. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms as it deems proper.

        9.    Employee Benefit Plans.    Any employee benefit plans in which Employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company's existing plans.

        10.    Miscellaneous.

          10.1.    Arbitration/Governing Law.    To the fullest extent permitted by law, any dispute, claim or controversy of any kind (including but not limited to tort, contract and statute) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Los Angeles County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and Employee agree to waive any objection to personal jurisdiction or venue in any forum located in Los Angeles County, California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having Jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

          10.2.    Assignment.    This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company, and all such successors and assigns shall specifically assume this Agreement. Since this Agreement is based upon the unique abilities of, and the Company's personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

          10.3.    Severability.    If any provision of this Agreement shall be found invalid, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

          10.4.    Waiver of Breach.    The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

          10.5.    Entire Agreement.    This Agreement, together with the plans referred to in Section 5, contains the entire agreement of the parties, and supersede any and all agreements, wither oral or written, between the parties hereto with respect to any employment by En Pointe Technologies in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be changed orally but only by an agreement in writing signed by the parties.

          10.6.    Notices.    Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 10.6) shall be as follows:

If to Employee:	Kevin B. Schatzle 2909 Via Rivera Palos Verdes Estates, CA 90274
If to the Company:	En Pointe Technologies, Inc. 100 N. Sepulveda Blvd., 19th Floor El Segundo, CA 90245 Attention: VP-HR

          10.7.    Headings.    The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

          10.8.    Further Assurances.    Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

          10.9.    Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          10.10.    Separate Counsel.    The Company has been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel review and negotiate this Agreement and Employee has either obtained his own counsel or has elected not to obtain counsel.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

"Employee"		For "Company" EN POINTE TECHNOLOGIES SALES, INC.
Name (Print):	Kevin B. Schatzle	Robert D. Chilman
Signature:
Title:	Senior Vice President—Sales	Vice President—Human Resources

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Exhibit 10.27
EXECUTIVE EMPLOYMENT AGREEMENT
AGREEMENT